UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 23, 2025

ENTERPRISE PRODUCTS PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14323	76-0568219
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1100 Louisiana, 10th Floor

Houston, Texas 77002

(Address of Principal Executive Offices, including Zip Code)

(713) 381-6500

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Units	EPD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

The Bureau of Industry and Security (“BIS”), U.S. Department of Commerce, notified Enterprise Products Partners L.P. (the “Partnership”), by letter dated May 23, 2025, pursuant to Section 744.21(b) of the Export Administration Regulations (“EAR”) (15 C.F.R. Parts 730-774), that a license is required for the export, reexport, or transfer (in-country) of items classified in the following Harmonized Tariff Schedule (HTS)-8 code and description listed in the United States International Trade Commission’s Harmonized Tariff Schedule of the United States (2025):

•	29011010: Ethane and butane, saturated, having a purity of 95% or more by volume

(referred to below as “Covered Ethane and Butane Products”), where a party to the transaction (including as a purchaser, intermediate consignee, ultimate consignee, or end-user) is located in China, or is a Chinese “military end user,” wherever located.

The BIS informed the Partnership that the BIS has determined that such exports, reexports, or transfers (in-country) pose an unacceptable risk of use in or diversion to a “military end use” in China or for a Chinese “military end user,” with a specific concern for their use in China’s military-civil fusion strategy.

Pursuant to the BIS notice, the BIS has required the Partnership to submit an application for a validated license prior to the export, reexport, or transfer (in-country) of any Covered Ethane and Butane Products when a party to the transaction is located in China, or is a Chinese “military end user,” wherever located, except for certain eligible license exceptions.

The Partnership owns and operates marine export terminals that handle natural gas liquids (“NGLs”), including Covered Ethane and Butane Products, and is currently evaluating its procedures and internal controls with respect to Covered Ethane and Butane Products and the potential scope of transactions involving such products that may be subject to the requirement to obtain a BIS license. At this time, the Partnership cannot determine whether the Partnership will be able to successfully obtain any required BIS license in a timely manner, or at all, for applicable transactions involving Covered Ethane and Butane Products.

Also at this time, the Partnership cannot determine how alternative markets and uses will develop nor the potential impact on the prices of ethane and butane, which are produced in the United States as co-products in the production of crude oil and natural gas. Ethane is typically used as a raw material in the production of ethylene, a basic petrochemical product. Finally, the Partnership cannot determine how this restriction may indirectly impact U.S. crude oil and natural gas production and prices.

For context, according to the U.S. Energy Information Administration (“EIA”), total U.S. ethane production in 2024 was approximately 2.8 million barrels per day (“BPD”) of which approximately 227,000 BPD, or 8 percent, were exported to Chinese markets. Total U.S. ethane exports in 2024 were approximately 492,000 BPD, of which approximately 46 percent were exported to China. The EIA expects U.S. ethane exports will increase to 530,000 BPD and 630,000 BPD in 2025 and 2026, respectively. The Partnership’s marine export terminal on the Houston Ship Channel loaded approximately 213,000 BPD of ethane in 2024, of which approximately 85,000 BPD, or 40 percent, were exported to Chinese markets. These 85,000 BPD of exports represented approximately 37 percent of total U.S. ethane exports to Chinese markets in 2024.

To the extent that the Partnership is unable to timely obtain any necessary license(s) as described in the BIS notice, the Partnership’s export services for Covered Ethane and Butane Products may be impacted. At this time, we are not able to ascertain whether these potential restrictions on the Partnership’s activities relating to Covered Ethane and Butane Products will have a material adverse effect (or any material effect) on the Partnership’s financial position, results of operations and cash flows.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

	By:	Enterprise Products Holdings LLC,
its General Partner

Date: May 29, 2025	By:	/s/ R. Daniel Boss
	Name:	R. Daniel Boss
	Title:	Executive Vice President and Chief Financial Officer